Exhibit 99.2

Contact: Lynn Liddle, Executive Vice President Communications and Investor Relations (734) 930-3008

FOR IMMEDIATE RELEASE

Domino’s Pizza, Inc. Announces Acceptance and Final Results of Equity Tender Offer

ANN ARBOR, Michigan – March 12, 2007: Domino’s Pizza, Inc. (NYSE:DPZ), the recognized world leader in pizza delivery, announced today the final results of its modified “Dutch auction” equity tender offer, which expired at 5:00 p.m., Eastern time, on March 9, 2007. In accordance with the terms and subject to the conditions of the offer, Domino’s Pizza has accepted for purchase 2,242 shares of its common stock, at a purchase price of $30.00 per share, for a total purchase price of $67,260. All shares purchased in the tender offer will receive the same price. Domino’s Pizza is pleased with the results of the tender offer and will continue with its recapitalization plan as previously disclosed.

Payment for shares accepted for purchase will be made promptly by American Stock Transfer and Trust Company, the depositary for the tender offer.

J.P. Morgan Securities Inc., Lehman Brothers Inc. and Merrill Lynch & Co. acted as dealer managers for the tender offer. The information agent for the tender offer was MacKenzie Partners, Inc. The depositary for the offer was American Stock Transfer and Trust Company. Persons with questions regarding the tender offer should contact MacKenzie Partners, Inc. at (800) 322-2885 (toll free) or (212) 929-5500 (collect).

About Domino’s Pizza®

Founded in 1960, Domino’s Pizza is the recognized world leader in pizza delivery. Domino’s is listed on the NYSE under the symbol “DPZ.” Through its primarily franchised system, Domino’s operates a network of 8,366 franchised and Company-owned stores in the United States and more than 50 countries. The Domino’s Pizza® brand, named a Megabrand by Advertising Age magazine, had approximately $5.1 billion in global retail sales in 2006, comprised of $3.2 billion domestically and nearly $1.9 billion internationally. During the fourth quarter of 2006, the Domino’s Pizza® brand had global retail sales of nearly $1.6 billion, comprised of nearly $1.0 billion domestically and approximately $600 million internationally. Domino’s Pizza was named “Chain of the Year” by Pizza Today magazine, the leading publication of the pizza industry and is the “Official Pizza of NASCAR®.” More information on the Company, in English and Spanish, can be found on the web at www.dominos.com.

FORWARD-LOOKING STATEMENTS:

This press release contains forward-looking statements. These forward-looking statements relating to our anticipated profitability and operating performance reflect management’s expectations based upon currently available information and data. However, actual results are subject to future risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The risks and uncertainties that can cause actual results to differ materially include: our increased level of indebtedness as a result of borrowings under our bridge loan credit agreement; our ability to complete an ABS facility; the uncertainties relating to litigation; consumer preferences, spending patterns and demographic trends; the effectiveness of our advertising, operations and promotional initiatives; our ability to retain key personnel; new product and concept developments by us and other food-industry competitors; the ongoing profitability of our franchisees and the ability of Domino’s Pizza and our franchisees to open new restaurants; changes in food prices, particularly cheese, labor, utilities, insurance, employee benefits and other operating costs; the impact that widespread illness or general health concerns may have on our business and the economy of the countries in which we operate; severe weather conditions and natural disasters; changes in our effective tax rate; changes in government legislation and regulations; adequacy of our insurance coverage; costs related to future financings and changes in accounting policies. Further information about factors that could affect our financial and other results is included in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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